Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines

Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Matt Bernier, Sr. Director

Phone:  808.838.5508

matt.bernier@hawaiianair.com

MEDIA CONTACT:

Alan L. Hoffman, Sr. VP

Hawaiian Airlines

Phone:  808.838.6758

al.hoffman@hawaiianair.com

Hawaiian Holdings Reports 2010 First Quarter Financial Results

First Quarter Highlights

•                  Net income of $0.2 million, or $0.00 per diluted share

•                  Unrestricted cash, cash equivalents and short-term investments of $309.7 million at March 31, 2010

•                  Top-ranked airline in the nation for overall quality in 2009 in the 20th annual Airline Quality Rating study.  Hawaiian was also the top-ranked airline in 2006 and 2008

•                  Top-ranked airline in the nation for on-time performance and fewest flight cancellations for a sixth consecutive year in 2009 as reported by the U.S. Department of Transportation Air Travel Consumer Report.  Hawaiian continued its streak in January and February of 2010

•                  Signed new collective bargaining agreements with unions representing Hawaiian’s pilots, clerical employees, and mechanic and related employees

•                  Exercised a purchase right for an additional Airbus A330-200 aircraft with an expected delivery date in the second quarter of 2011

•                  Applied to the U.S. Department of Transportation for approval to introduce nonstop flights between Honolulu and Tokyo’s Haneda International Airport starting in late October 2010

HONOLULU — April 22, 2010 — Hawaiian Holdings, Inc. (NASDAQ: HA) (“Holdings” or the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended March 31, 2010 of $0.2 million, or $0.00 per diluted share, on total operating revenue of $298.4 million.  This result compares with net income of $23.5 million, or $0.46 per diluted share, on total operating revenue of $288.6 million for the three months ended March 31, 2009.  The Company’s operating income of $5.6 million for the three months ended March 31, 2010 compares with $35.9 million in the prior year period.

“Despite substantially higher fuel costs and inflationary pressures on other cost lines, Hawaiian managed to break even in what is customarily the weakest quarter of the year,” commented Mark Dunkerley, the Company’s president and chief executive officer.  “Demand is strengthening albeit at a rate less than is being experienced in other regions, and we have measures in hand to reduce the rate of our non-fuel related cost increases which will help improve our results heading into the Summer season.

“Looking ahead, we have a number of exciting developments in prospect starting with the delivery of our first Airbus A330 which will set a new standard in on-board product between the U.S. West Coast and Hawaii and the addition of new service between Maui and San Diego and Oakland.  My thanks is due, as always, to our terrific employees whose hard work and customer focus is of great value not only to our customers but also to our shareholders and to all of us in the Company’s management,” concluded Mr. Dunkerley.

First Quarter Financial Results

The Company reported operating income of $5.6 million in the first quarter of 2010 compared with $35.9 million in the prior year period.

First quarter 2010 operating revenue was $298.4 million, a 3.4% increase compared with the first quarter of 2009.  Capacity for the quarter decreased 4.0% year over year to 2.3 billion available seat miles (ASMs), resulting in operating revenue per ASM (RASM) of 12.99 cents, up 7.7% from 12.06 cents in the first quarter a year ago.  First quarter passenger load factor increased to 83.6% from 81.9% in the same period a year ago. Passenger yield (passenger revenue per revenue passenger mile) increased 5.8% to 13.72 cents from 12.97 cents in the first quarter of 2009.  Selected Statistical Data is included in Table 2 below.

Total operating expenses for the first quarter of 2010 increased 15.9% year over year to $292.8 million, resulting in an operating cost per available seat mile (CASM) of 12.74 cents, up 20.6% versus the same period a year ago.  Excluding fuel, first quarter CASM increased 14.4% to 9.68 cents versus 8.46 cents for the same period a year ago.  A reconciliation of the GAAP and non-GAAP financial measures is included in Table 6.

Aircraft fuel costs increased 40.1% year over year in the first quarter to $70.3 million and represented 24.0% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel increased 45.9% year over year in the first quarter to $2.16 (including taxes and delivery).  The financial impact of hedging activities is included in non-operating income/expenses, and as such is not reflected in fuel expense.  Non-operating expenses in the first quarter reflect $0.6 million in net expense from Hawaiian’s fuel hedging activity.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the three months ended March 31, 2010, economic fuel expense was $71.1 million ($2.19 per gallon), compared with $61.2 million ($1.81 per gallon) in the prior year period.  An analysis of economic fuel expense for the three months ended March 31, 2010 and 2009 and a pro-forma net income and diluted net income per share reflecting economic fuel expense is included in Tables 3 and 4.

Maintenance materials and repairs totaled $35.9 million, an increase of $7.1 million compared with the first quarter of 2009, primarily due to an increase in 717 and 767 airframe check activity and higher engine overhaul expenses for the 767 fleet. Wages and benefits expense increased $5.4 million year over year to $72.9 million.  Commissions and other selling expenses increased year over year by $5.2 million primarily as a result of an increase in frequent flyer liabilities and higher advertising and commissions expenses.

First quarter 2010 non-operating expense totaled $5.2 million, compared with $6.3 million in the first quarter of 2009.  During the first quarter of 2010, the Company recognized a non-operating loss totaling $0.6 million related to fuel hedging activities compared with a non-operating loss of $1.4 million during the prior year period.  During the first quarter of 2010, fuel hedging expenses included $0.8 million of realized losses on derivative contracts settling in the quarter, the reversal of $0.2 million of previously recorded gains on these same contracts, and $0.4 million in unrealized gains related to fuel derivative contracts settling in future periods.

Liquidity, Capital Resources and Fuel Hedging

•                  As of March 31, 2010, the Company had:

•                  Unrestricted cash, cash equivalents and short-term investments of $309.7 million, and $32.6 million in restricted cash.

•                  $79.0 million outstanding under two term loan facilities, $96.8 million outstanding under floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006, and additional notes payable of $22.8 million.

•                  $44.5 million of capital lease obligations primarily associated with four 717-200 aircraft.

•                  A summary of the Company’s fuel derivatives contracts as of April 16, 2010 is included as Table 5.

First Quarter Highlights

•                  Hawaiian was rated highest in the nation for overall quality in 2009, as reported in the 20th annual Airline Quality Rating (AQR) study.  Hawaiian was also the top-ranked airline in the study for 2006 and 2008, having not been included in the report for 2007.

•                  Hawaiian extended its streak as the nation’s #1 carrier for on-time performance and fewest flight cancellations for a sixth consecutive year in 2009, as reported in February by the U.S. Department of Transportation’s Air Travel Consumer Report.  Hawaiian also finished 2009 as the nation’s second-ranked carrier for baggage handling.

•                  In January, Hawaiian again ranked #1 for on-time performance, fewest flight cancellations and best baggage handling, and in February ranked #1 for on-time performance and fewest flight cancellations and #2 for baggage handling.

•                  In March, Hawaiian Airlines and the International Association of Machinists and Aerospace Workers reached a new four-year contract which was ratified in April providing increased compensation for Hawaiian’s mechanics as well as operational improvements for the Company.  Hawaiian’s mechanics union was the last of the Company’s labor groups to reach a new agreement.  Hawaiian’s pilots and clerical employees ratified new agreements in January.

•                  In March, Hawaiian announced that it was accelerating its plan to expand service in Asia and other markets with the purchase of an additional Airbus A330-200 which is scheduled for delivery in the second quarter of 2011.  With this announcement, Hawaiian is now acquiring 10 new A330s with purchase rights available for five additional aircraft.  The first three A330s to join Hawaiian’s fleet are scheduled to arrive in April, May and November of 2010.

•                  In February, Hawaiian took a significant step toward expanding its international route network by filing an application with the U.S. Department of Transportation for approval to introduce nonstop flights between Honolulu and Tokyo’s Haneda International Airport.  If approved, the new service is expected to start in late October 2010.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin today (Thursday, April 22, 2010) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live webcast, the call will be archived for 90 days on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian is the nation’s highest-ranked carrier for service quality and performance in 2009 in the 20th annual Airline Quality Rating study, having earned that distinction in three of the past four years. Hawaiian has also led all U.S. carriers in on-time performance for each of the past six years (2004-2009) and has been an industry leader in fewest misplaced bags during that same period (#1 from 2005-2007, #2 in 2008 and 2009) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline serving Hawaii.

Now in its 81st year of continuous service for Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides more than 150 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.

Table 1.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except for per share data) (unaudited)

	Three Months Ended
	March 31,
	2010	2009

Operating Revenue:
Passenger	$263,397	$254,141
Cargo	18,271	14,909
Other	16,708	19,574
Total	298,376	288,624

Operating Expenses:
Aircraft fuel, including taxes and oil	70,306	50,199
Wages and benefits	72,899	67,465
Aircraft rent	24,114	24,151
Maintenance materials and repairs	35,869	28,779
Aircraft and passenger servicing	14,186	14,620
Commissions and other selling	22,668	17,450
Depreciation and amortization	13,987	12,723
Other rentals and landing fees	13,120	12,494
Other	25,649	24,797
Total	292,798	252,678

Operating Income	5,578	35,946

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(5,003)	(5,250)
Interest income	822	720
Losses on fuel derivatives	(627)	(1,387)
Other, net	(401)	(388)
Total	(5,209)	(6,305)

Income Before Income Taxes	369	29,641

Income tax expense	153	6,107

Net Income	$216	$23,534

Net Income Per Common Stock Share:
Basic	$0.00	$0.46
Diluted	$0.00	$0.46

Weighted Average Number of Common Stock Shares Outstanding:
Basic	51,862	51,618
Diluted	53,235	51,671

Table 2.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended
	March 31,
	2010		2009		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	1,919.7		1,959.6		(2.0)%
Available seat miles (ASM) (a)	2,297.5		2,391.6		(3.9)%
Passenger revenue per RPM (Yield)	13.72	¢	12.97	¢	5.8%
Passenger load factor (RPM/ASM)	83.6%		81.9%		1.7	pt.
Passenger revenue per ASM (PRASM)	11.46	¢	10.63	¢	7.8%

Total Operations:
Revenue passenger miles (RPM) (a)	1,919.7		1,960.1		(2.1)%
Available seat miles (ASM) (a)	2,297.5		2,392.6		(4.0)%
Passenger load factor (RPM/ASM)	83.6%		81.9%		1.7	pt.
Operating Revenue per ASM (RASM)	12.99	¢	12.06	¢	7.7%
Operating Cost per ASM (CASM)	12.74	¢	10.56	¢	20.6%
CASM excluding aircraft fuel	9.68	¢	8.46	¢	14.4%
Gallons of jet fuel consumed (a)	32.5		33.8		(3.8)%
Average cost per gallon of jet fuel (actual) (b)	$2.16		$1.48		45.9%

(a) In millions.

(b) Includes applicable taxes and fees.

Table 3.

Hawaiian Holdings, Inc.

Economic Fuel Expense

(in thousands, except per-gallon amounts)

	Three Months Ended March 31,
	2010	2009	Change

Aircraft fuel expense	$70,306	$50,199	40.1%
Realized losses on settlement of fuel derivative contracts	761	10,964	(93.1)%
Economic fuel expense	$71,067	$61,163	16.2%
Fuel gallons consumed	32,514	33,817	(3.9)%
Economic fuel cost per gallon	$2.19	$1.81	21.0%

Table 4.

Hawaiian Holdings, Inc.

Pro-forma Net Income and Diluted Net Income Per Share Reflecting Economic Fuel Expense

(in thousands, except per-share data)

	Three months ended March 31,
	2010		2009
	Net income	Diluted earnings per share	Net income	Diluted earnings per share
As reported - GAAP	$216	$—	$23,534	$0.46
Less: mark-to-fair value gains on undesignated fuel contracts	134	—	9,577	0.19
Reflecting economic fuel expense	$82	$—	$13,957	$0.27

Table 5.

Hawaiian Holdings, Inc.

Fuel Derivative Contract Summary

As of April 16, 2010

	Weighted Average Ceiling Price (per gallon)	Ceiling Price Range (per gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged	Weighted Average Floor Price (per gallon)	Floor Price Range (per gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged
Second Quarter 2010
Crude Oil	$2.02	$2.26 - $1.73	17,766	56%	$1.65	$1.74 - $1.42	7,098	23%

Third Quarter 2010
Crude Oil	$2.15	$2.33 - $1.92	13,104	42%	$1.70	$1.79 - $1.53	9,198	29%

Fourth Quarter 2010
Crude Oil	$2.21	$2.36 - $2.04	8,190	26%	$1.71	$1.79 - $1.60	6,678	21%

First Quarter 2011
Crude Oil	$2.24	$2.35 - $2.09	3,066	10%	$1.70	$1.78 - $1.59	2,310	7%

Table 6.

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended
	March 31,
	2010		2009

GAAP operating expenses	$292.8		$252.7
Aircraft fuel, including taxes and oil	70.3		50.2
Adjusted operating expenses	$222.5		$202.5

Available Seat Miles	2,297.5		2,392.6

CASM - GAAP	12.74	¢	10.56	¢
Less: aircraft fuel	3.06		2.10
CASM - excluding aircraft fuel	9.68	¢	8.46	¢

Notes:

ASM’s represents total operations